NEWS RELEASE

CONTACT: Kenneth J. Wagner, SVP Investor Relations
Provident Financial Services, Inc.
(201) 915-5344

FOR  RELEASE: 7:43 A.M. Eastern Time: October 25, 2007


 Provident Financial Services, Inc. Announces Quarterly Earnings, Seventh Stock
            Repurchase Program and Declares Quarterly Cash Dividend


JERSEY CITY, NJ, October 25, 2007 ---/ PRNewswire-First Call/ Provident Financial Services, Inc. (NYSE:PFS) (the "Company") reported basic and diluted earnings per share of $0.14 for the quarter ended September 30, 2007, compared to basic and diluted earnings per share of $0.22 for the quarter ended September 30, 2006. Basic and diluted earnings per share were $0.55 for the nine months ended September 30, 2007, compared to basic and diluted earnings per share of $0.65 for the nine months ended September 30, 2006. Net income for the three months ended September 30, 2007 totaled $8.3 million, compared to $13.0 million reported for the same period in 2006. Net income was $32.7 million for the nine months ended September 30, 2007, compared to $40.3 million for the same period in 2006. Earnings and per share data for the three and nine months ended September 30, 2007 reflect the impact of a previously announced voluntary resignation program which resulted in a one-time charge of $1.9 million, net of tax, or $0.03 per share. Earnings and per share data for the nine months ended September 30, 2007 further reflect the impact of a settlement of an insurance claim resulting in a recovery of $3.5 million, net of tax, related to a fraud loss that occurred and was recognized in 2002, the Company's acquisition of First Morris Bank and Trust ("First Morris") from April 1, 2007, the date the acquisition was completed, and one-time expenses of $246,000, net of tax, related to the merger and integration of First Morris' operations. The earnings and per share data for the three and nine months ended September 30, 2006 were impacted by a one-time executive severance payment which resulted in an after-tax charge of $473,000.

Paul M. Pantozzi, Chairman and Chief Executive Officer, commented, "Our third quarter financial results reflect our continued emphasis on loan growth, asset quality maintenance and management of non-interest expense. Total loans grew nearly 3% during the quarter, with most of the growth occurring in our commercial loan portfolios. This performance is consistent with our migration to a more commercial bank-like balance sheet and business model. At the same time, asset quality remained stable, as evidenced by our ratio of non-performing assets to total assets, unchanged from the prior quarter's end. Our asset quality metrics continue to reflect our avoidance of subprime loans and other high-risk assets." Pantozzi added, "We also continued to manage our operating costs, as demonstrated by the voluntary resignation program that was implemented in the third quarter to streamline our operating structure going forward. We believe that, in concert, these actions and accomplishments will provide a strong foundation for future earnings growth as we continue to position ourselves for the return to a more normalized interest rate environment."

Declaration of Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on November 30, 2007, to stockholders of record as of the close of business on November 15, 2007.

Authorization of Seventh Stock Repurchase Program

The Company's Board of Directors authorized the Company's seventh stock repurchase program. Under the new authorization, the Company may repurchase 5% of the amount of shares of common stock currently outstanding, or approximately
3.1 million shares. Repurchases will be made from time to time and will be effectuated through open market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management. Completion of the repurchase program will not be limited to a specific time period. The Company's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

Balance Sheet Summary

Total assets increased to $6.25 billion at September 30, 2007, compared to $5.74 billion at December 31, 2006, due primarily to the acquisition of First Morris. The fair value of assets acquired in the First Morris transaction totaled $554.3 million at April 1, 2007. The fair value of deposits and borrowings assumed from First Morris totaled $509.0 million and $12.8 million, respectively, at April 1, 2007.

Total investments decreased $69.3 million, or 5.7%, during the nine months ended September 30, 2007. The decrease was primarily attributable to paydowns on mortgage-backed securities and maturities of debt securities. In addition, the Company sold $40.8 million in mortgage-backed and debt securities acquired from First Morris.

The Company's net loans increased $439.4 million, or 11.7%, to $4.19 billion at September 30, 2007, from $3.75 billion at December 31, 2006, primarily due to the acquisition of $335.3 million in loans from First Morris. For the nine months ended September 30, 2007, loan originations of $911.1 million and loan purchases of $58.4 million were partially offset by repayments of $841.0 million. Compared with December 31, 2006, and including loans acquired from First Morris, commercial loans increased $149.9 million, commercial mortgage and multi-family loans increased $148.9 million, residential mortgage loans increased $85.5 million, consumer loans increased $58.8 million, and construction loans increased $1.4 million. Commercial real estate, construction and commercial loans represented 44.0% of the loan portfolio at September 30, 2007, compared to 41.3% at December 31, 2006.

At September 30, 2007, the Company's unfunded loan pipeline totaled $817.3 million, including $256.6 million in construction loan commitments, $242.9 million in commercial loan commitments and $87.4 million in commercial mortgage commitments. The unfunded loan pipeline at June 30, 2007 was $816.5 million.

Intangible assets increased $92.2 million, to $521.9 million at September 30, 2007, from $429.7 million at December 31, 2006, as a result of $88.6 million of goodwill and an $8.4 million core deposit intangible recorded in connection with the acquisition of First Morris.

Total deposits increased $447.9 million, or 11.7%, during the nine months ended September 30, 2007, including $509.0 million in deposits assumed from First Morris. Total deposits were $4.27 billion at September 30, 2007, with core deposits, consisting of savings and demand deposit accounts, representing 60.6% of total deposits. In addition, borrowed funds increased $45.4 million, or 5.4%, during the nine months ended September 30, 2007.

Common stock repurchases for the three and nine months ended September 30, 2007 totaled 1.6 million shares at an average cost of $15.46 per share, and 4.8 million shares at an average cost of $16.60 per share, respectively. At September 30, 2007, book value per share and tangible book value per share were $16.61 and $8.17, respectively, compared with $16.12 and $9.32, respectively, at December 31, 2006.

Results of Operations

Net Interest Margin

The net interest margin decreased 5 basis points to 2.97% for the quarter ended September 30, 2007, compared with 3.02% for the quarter ended June 30, 2007. The net interest margin for the quarter ended September 30, 2007 decreased 20 basis points compared with the net interest margin of 3.17% for the quarter ended September 30, 2006. The weighted average yield on interest-earning assets was 5.87% for the three months ended September 30, 2007, compared with 5.81% for the trailing quarter and 5.61% for the three months ended September 30, 2006. The weighted average cost of interest-bearing liabilities was 3.34% for the quarter ended September 30, 2007, compared with 3.23% for the trailing quarter and 2.88% for the third quarter of 2006.

For the nine months ended September 30, 2007, the net interest margin was 3.00%. This was a decrease of 28 basis points compared with the net interest margin of 3.28% for the nine months ended September 30, 2006. The weighted average yield on interest-earning assets was 5.80% for the nine months ended September 30, 2007, compared with 5.51% for the nine months ended September 30, 2006. The weighted average cost of interest-bearing liabilities was 3.25% for the nine months ended September 30, 2007, compared with 2.64% for the same period in 2006.

The increased rates on interest-earning assets and interest-bearing liabilities reflect the repricing to higher market interest rates experienced throughout 2006 and the first nine months of 2007. The compression in the net interest margin for the nine months ended September 30, 2007 is reflective of the prolonged flat or inverted yield curve that existed throughout 2006 and much of the first nine months of 2007. Since the Board of Governors of the Federal Reserve began tightening interest rates in June 2004, the Federal funds borrowing rate was increased 17 times, for a total of 425 basis points, before the Federal funds borrowing rate was decreased 50 basis points on September 18, 2007. These actions had an unfavorable impact on the repricing of deposits through September 30, 2007. The average cost of deposits for the three months ended September 30, 2007 was 3.17%, compared with 3.07% for the trailing quarter and 2.63% for the same period last year. The average cost of borrowings for the three months ended September 30, 2007 was 4.16%, compared with 4.09% for the trailing quarter and 3.92% for the same period last year.

Non-Interest Income

Non-interest income totaled $8.1 million for the quarter ended September 30, 2007, a decrease of $262,000, or 3.1%, compared to the same period in 2006. Net gains on securities transactions totaled $2,000 for the quarter ended September 30, 2007, a decrease of $1.1 million compared to the same quarter in 2006. This decrease was partially offset by a $747,000, or 13.1%, increase in fee income for the quarter ended September 30, 2007, compared to the same period in 2006.

For the nine months ended September 30, 2007, non-interest income totaled $30.0 million, an increase of $7.0 million, or 30.7%, compared to the same period in 2006. The Company recorded a one-time gain on an insurance settlement of $5.9 million, before taxes, related to the resolution of previously disclosed litigation. Fee income increased $1.4 million, or 8.0%, for the nine months ended September 30, 2007, compared to the same period in 2006. Other income decreased $431,000, or 22.4%, for the nine months ended September 30, 2007, compared to the same period in 2006, due primarily to gains recorded on the call of FHLB advances during the same period in 2006.

Non-Interest Expense

For the three months ended September 30, 2007, non-interest expense increased $5.6 million, or 18.7%, to $35.7 million, compared to $30.1 million for the three months ended September 30, 2006. For the three months ended September 30, 2007, compensation and benefits expense increased $4.1 million compared with the same period in 2006, primarily as a result of one-time severance costs totaling $3.2 million in connection with a previously announced voluntary resignation program, which was accepted by 25 of 52 eligible employees, as well as the addition of branch and lending staff from First Morris and the addition of small business and middle market relationship managers to support the Company's business lending and deposit gathering initiatives. Amortization of intangibles increased $303,000 for the quarter ended September 30, 2007, compared with the same period in 2006, primarily as a result of the amortization of the core deposit intangible recorded in connection with the First Morris acquisition. Additional increases in occupancy expense of $476,000 and advertising expense of $292,000 for the quarter ended September 30, 2007, compared with the same period in 2006, are also due primarily to the acquisition and integration of First Morris' operations. Other operating expenses increased $454,000 due to increases in several categories, including debit card expense, employee development costs, grants for the origination of mortgages to low- and moderate-income borrowers, loan collection expense and attorney fees.

For the nine months ended September 30, 2007, non-interest expense increased $8.9 million, or 9.9%, to $99.2 million, compared to $90.2 million for the nine months ended September 30, 2006. Compensation and benefits expense increased $5.6 million, primarily as a result of one-time severance costs totaling $3.2 million in connection with a previously announced voluntary resignation program, as well as the addition of branch and lending staff from First Morris and the addition of small business and middle market relationship managers. Data processing expense increased $831,000 due primarily to merger-related charges recorded in connection with the acquisition of First Morris. Amortization of intangibles increased $403,000 for the nine months ended September 30, 2007, compared with the same period in 2006, primarily as a result of the amortization of the core deposit intangible recorded in connection with the First Morris acquisition. Additional increases in occupancy expense of $719,000 and advertising expense of $278,000 for the nine months ended September 30, 2007, compared with the same period in 2006, are also due primarily to the acquisition and integration of First Morris' operations. Other operating expenses increased $1.1 million for the nine months ended September 30, 2007, compared with the same period in 2006, due to increases in several categories, including grants for the origination of mortgages to low- and moderate-income borrowers, employee development costs, loan collection expense and miscellaneous losses.

Asset Quality

Total non-performing loans at September 30, 2007 were $11.0 million, or 0.26% of total loans, compared with $7.5 million, or 0.20% of total loans at December 31, 2006, and $6.8 million, or 0.18% of total loans at September 30, 2006. At September 30, 2007 the Company's allowance for loan losses was 0.89% of total loans, compared with 0.86% of total loans at December 31, 2006 and September 30, 2006. The Company recorded provisions for loan losses of $1.3 million and $2.8 million for the three and nine months ended September 30, 2007, respectively, compared with provisions of $100,000 and $1.2 million for the three and nine months ended September 30, 2006. For the three and nine months ended September 30, 2007, the Company had net charge-offs of $473,000 and $468,000, respectively, compared with net charge-offs of $158,000 and $1.0 million for the same periods in 2006. The allowance for loan losses increased $5.2 million to $37.6 million at September 30, 2007, from $32.4 million at December 31, 2006. The increase in the allowance was attributable to the addition of First Morris' loan portfolio and the related $2.8 million of allowance for loan losses, as well as the current provision of $2.8 million. The increase in the loan loss provision for the three and nine months ended September 30, 2007, compared with the same periods in 2006, was attributable to an increase in non-performing loans, growth in the commercial loan portfolio and the continued shift in the mix of the portfolio to a greater percentage of commercial loans.

Income Tax Expense

For the three months ended September 30, 2007, the Company's income tax expense was $2.1 million. This compared with $5.1 million for the same period in 2006. The decrease in income tax expense was attributable to reduced income before income taxes and a lower effective tax rate. For the three months and nine months ended September 30, 2007, the Company's effective tax rates were 20.2% and 26.7%, compared with 28.1% and 29.9% for the three and nine months ended September 30, 2006. The reduction in the Company's effective tax rate was primarily a result of a larger proportion of the Company's income being derived from tax-exempt interest and Bank-owned life insurance appreciation.

Acquisition of First Morris Bank & Trust

On April 1, 2007, First Morris was merged with and into the Company's subsidiary, The Provident Bank. Consideration was paid to First Morris stockholders in a combination of Company common stock and cash. The merger added nine branches to The Provident Bank in Morris County, New Jersey.


About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. At September 30, 2007, the Bank operated 84 full service branches throughout northern and central New Jersey.


Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on October 25, 2007 regarding highlights of the Company's third quarter 2007 financial results. The call may be accessed by dialing 1-877-407-8035 (Domestic) or 1-201-689-8035 (International). Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Condition
              September 30, 2007 (Unaudited) and December 31, 2006
                             (Dollars in Thousands)

                            Assets                                      September 30, 2007              December 31, 2006
                                                                 --------------------------------- ----------------------------


Cash and due from banks                                         $                    107,995      $                89,390
Short-term investments                                                                 2,954                        2,667
                                                                 --------------------------------- ----------------------------
                  Total cash and cash equivalents                                    110,949                       92,057
                                                                 --------------------------------- ----------------------------

Investment securities (market value of $363,272
        at September 30, 2007 (unaudited) and $386,380
        at December 31, 2006)                                                        365,539                      389,656
Securities available for sale, at fair value                                         747,921                      790,894
Federal Home Loan Bank stock                                                          33,152                       35,335

Loans                                                                              4,228,264                    3,783,664
        Less allowance for loan losses                                                37,591                       32,434
                                                                 --------------------------------- ----------------------------
                  Net loans                                                        4,190,673                    3,751,230
                                                                 --------------------------------- ----------------------------

Foreclosed assets, net                                                                   600                          528
Banking premises and equipment, net                                                   79,004                       59,811
Accrued interest receivable                                                           24,976                       21,705
Intangible assets                                                                    521,901                      429,718
Bank-owned life insurance                                                            120,297                      116,271
Other assets                                                                          54,852                       55,759
                                                                 --------------------------------- ----------------------------
                  Total assets                                  $                  6,249,864      $             5,742,964
                                                                 ================================= ============================

             Liabilities and Stockholders' Equity
Deposits:
        Demand deposits                                         $                  1,491,024      $             1,005,679
        Savings deposits                                                           1,099,070                    1,261,282
        Certificates of deposit of $100,000 or more                                  476,139                      393,834
        Other time deposits                                                        1,208,134                    1,165,668
                                                                 --------------------------------- ----------------------------
                  Total deposits                                                   4,274,367                    3,826,463

Mortgage escrow deposits                                                              17,517                       17,616
Borrowed funds                                                                       886,361                      840,990
Other liabilities                                                                     45,244                       38,739
                                                                 --------------------------------- ----------------------------
                  Total liabilities                                                5,223,489                    4,723,808
                                                                 --------------------------------- ----------------------------

Stockholders' Equity:
Preferred stock, $0.01 par value,
  50,000,000 shares authorized, none issued                                                --                            --
Common stock, $0.01 par value, 200,000,000 shares authorized,
  83,209,293 shares issued and 61,806,837 shares outstanding at
  September 30, 2007, and 79,879,017 shares issued and
   63,233,548 shares outstanding at December 31, 2006                                     832                         799
Additional paid-in capital                                                          1,007,940                     937,616
Retained earnings                                                                     437,749                     424,958
Accumulated other comprehensive loss                                                   (4,851)                     (7,150)
Treasury stock at cost                                                               (346,862)                   (266,587)
Unallocated common stock held by Employee Stock
  Ownership Plan                                                                      (68,433)                    (70,480)
Common Stock acquired by the Directors' Deferred Fee Plan                             (12,844)                    (13,010)
Deferred compensation - Directors' Deferred Fee Plan                                   12,844                      13,010
                                                                  -------------------------------- ----------------------------
                  Total stockholders' equity                                        1,026,375                   1,019,156
                                                                  -------------------------------- ----------------------------
                  Total liabilities and stockholders'
                      equity                                    $                   6,249,864     $             5,742,964
                                                                  ================================ ============================

                                       5

                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
       Three and Nine Months Ended September 30, 2007 and 2006 (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                         Three Months Ended                Nine Months Ended
                                                            September 30,                    September 30,
                                                    ------------------------------  ---------------------------------
                                                                                    ---------------------------------
                                                        2007            2006            2007              2006
                                                    -------------  ---------------  --------------   ----------------
                                                             (Unaudited)
(Unaudited)
Interest income:
 Real estate secured loans                        $     42,791           40,188        125,315            119,917
 Commercial loans                                       11,547            7,382         29,880             20,318
 Consumer loans                                         10,227            9,023         29,061             25,821
 Investment securities                                   3,802            4,197         11,664             12,713
 Securities available for sale                           9,418           10,045         28,614             32,207
 Other short-term investments                               37               32            115                127
 Federal funds                                               5               --            110                 52
                                                    -------------  ---------------  --------------   ----------------
                    Total interest income               77,827           70,867        224,759            211,155
                                                    -------------  ---------------  --------------   ----------------

Interest expense:
 Deposits                                               30,307           22,669         83,663             59,907
 Borrowed funds                                          8,237            7,843         24,501             23,997
 Subordinated debentures                                    --              436             --              1,255
                                                    -------------  ---------------  --------------   ----------------
                   Total interest expense               38,544           30,948        108,164             85,159
                                                    -------------  ---------------  --------------   ----------------
                   Net interest income                  39,283           39,919        116,595            125,996

Provision for loan losses                                1,300              100          2,800              1,220
                                                    -------------  ---------------  --------------   ----------------

                   Net interest income after
                   provision for loan losses            37,983           39,819        113,795            124,776
                                                    -------------  ---------------  --------------   ----------------
Non-interest income:
 Fees                                                    6,435            5,688         18,599             17,220
 Gain on insurance settlement                               --               --          5,947                 --
 Bank-owned life insurance                               1,339            1,329          4,026              3,858
 Net gain (loss) on securities transactions                  2            1,093            (61)               (47)
 Other income                                              297              225          1,490              1,921
                                                    -------------  ---------------  --------------   ----------------
                   Total non-interest income             8,073            8,335         30,001             22,952
                                                    -------------  ---------------  --------------   ----------------


Non-interest expense:
 Compensation and employee benefits                     20,842           16,765         54,784             49,196
 Net occupancy expense                                   4,938            4,462         14,451             13,732
 Data processing expense                                 2,249            2,229          6,913              6,082
 Amortization of intangibles                             1,677            1,374          4,915              4,512
 Advertising and promotion                               1,089              797          3,341              3,063
 Other operating expenses                                4,916            4,462         14,775             13,652
                                                    -------------  ---------------  --------------   ----------------
                   Total non-interest expense           35,711           30,089         99,179             90,237
                                                    -------------  ---------------  --------------   ----------------
                    Income before income tax            10,345           18,065         44,617             57,491
                   expense
Income tax expense                                       2,085            5,080         11,932             17,186
                                                    -------------  ---------------  --------------   ----------------
                   Net income                     $      8,260           12,985         32,685            $40,305
                                                    =============  ===============  ==============   ================

Basic earnings per share                          $       0.14           $ 0.22           0.55            $  0.65
Average basic shares outstanding                    58,968,076       59,568,556     59,787,076         61,688,564

Diluted earnings per share                        $       0.14           $ 0.22           0.55            $  0.65
Average diluted shares outstanding                  58,968,076       60,296,944     59,787,076         62,424,568


                       PROVIDENT FINANCIAL SERVICES, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollars in thousands, except share data) (Unaudited)


                                                           At or for the Three           At or for the Nine
                                                               Months Ended                 Months Ended
                                                              September 30,                 September 30,
                                                   ----------------------------------------------------------------
                                                   ----------------------------------------------------------------
                                                           2007          2006             2007              2006
                                                           ----          ----             ----              ----
INCOME STATEMENT:
Net interest income                                     $39,283         $39,919       $116,595         $125,996
Provision for loan losses                                 1,300             100          2,800            1,220
Non-interest income                                       8,073           8,335         30,001           22,952
Non-interest expense                                     35,711          30,089         99,179           90,237
Income before income tax expense                         10,345          18,065         44,617           57,491
Net income                                                8,260          12,985         32,685           40,305
Basic earnings per share                                  $0.14           $0.22          $0.55            $0.65
Diluted earnings per share                                $0.14           $0.22          $0.55            $0.65
Interest rate spread                                      2.53%           2.73%          2.55%            2.87%
Net interest margin                                       2.97%           3.17%          3.00%            3.28%

PROFITABILITY:
Annualized return on average assets                       0.53%           0.89%          0.73%            0.92%
Annualized return on average equity                       3.18%           5.07%          4.22%            5.15%
Annualized non-interest expense to average assets         2.30%           2.06%          2.21%            2.05%
Efficiency ratio (1)                                     75.41%          62.36%         67.65%           60.58%

ASSET QUALITY:
Non-accrual loans                                                                      $11,023           $6,373
90+ and still accruing loans                                                                --              429
Non-performing loans                                                                    11,023            6,802
Foreclosed assets                                                                          600              443
Non-performing loans to
    total loans                                                                          0.26%            0.18%
Non-performing assets to
    total assets                                                                         0.19%            0.12%
Allowance for loan losses                                                              $37,591          $32,197
Allowance for loan losses to
    non-performing loans                                                               341.02%          473.35%
Allowance for loan losses to
    total loans                                                                          0.89%            0.86%

AVERAGE BALANCE SHEET DATA:
Assets                                               $6,159,799      $5,784,477     $6,008,416       $5,873,409
Loans, net                                            4,117,244       3,715,945      3,975,486        3,708,593
Earning assets                                        5,283,844       5,030,293      5,174,565        5,120,163
Core deposits                                         2,580,743       2,327,983      2,469,072        2,365,358
Borrowings                                              785,760         837,252        785,636          893,110
Interest-bearing liabilities                          4,580,544       4,258,833      4,443,964        4,313,041
Stockholders' equity                                  1,029,610       1,015,316      1,036,157        1,046,867
Average yield on interest-earning assets                  5.87%           5.61%          5.80%            5.51%
Average cost of interest-bearing liabilities              3.34%           2.88%          3.25%            2.64%

Notes
(1) Efficiency Ratio Calculation


                                                         Three Months Ended               Nine Months Ended
                                                            September 30,                  September 30,
                                                            -------------                  -------------
                                                            2007           2006           2007              2006
                                                            ----           ----           ----              ----
Net interest income                                      $39,283        $39,919       $116,595          $125,996
Non-interest income                                        8,073          8,335         30,001            22,952
                                                           -----          -----         ------            ------
Total income                                             $47,356        $48,254       $146,596          $148,948
                                                         =======        =======       ========          ========

Non-interest expense                                     $35,711        $30,089        $99,179           $90,237
                                                         =======        =======        =======           =======

    Expense/Income:                                       75.41%         62.36%         67.65%            60.58%
                                                          ======         ======         ======            ======

Average Quarterly Balance
NET INTEREST MARGIN ANALYSIS


(Unaudited) (Dollars in thousands)                       September 30, 2007                              June 30, 2007
                                              -----------------------------------------     ----------------------------------------
                                                Average                      Average           Average                   Average
                                                Balance        Interest    Yield/Cost          Balance     Interest    Yield/Cost
                                              ------------------------------------------    ----------------------------------------
Interest-Earning Assets:
     Federal Funds Sold and
                  Other Short-Term
Investments                                  $     3,297     $      42           4.97    % $     10,096   $    136           5.37  %
     Investment Securities (1)                   369,457         3,802           4.12           377,024      3,877           4.11
     Securities Available for Sale               765,546         8,897           4.65           824,530      9,364           4.54
     Federal Home Loan Bank Stock                 28,300           521           7.31            28,192        624           8.88
     Net Loans (2)
         Total Mortgage Loans                  2,844,111        42,791           6.00         2,782,900     42,322           6.09
         Total Commercial Loans                  626,069        11,547           7.32           640,152     10,660           6.68

         Total Consumer Loans                    647,064        10,227           6.27           642,306      9,922           6.19
                                              -------------   -----------                   -------------- ----------
         Total Interest-Earning Assets         5,283,844        77,827           5.87         5,305,200     76,905           5.81
                                                              ----------- --------------                   ---------- --------------

Non-Interest Earning Assets:
     Cash and Due from Banks                      91,551                                         97,505
     Other Assets                                784,404                                        778,938
                                              -------------                                 --------------
         Total Assets                        $ 6,159,799                                   $  6,181,643
                                              =============                                 ==============

Interest-Bearing Liabilities:
     Demand Deposits                         $   965,442         6,679           2.74    % $    843,211      5,120           2.44  %
     Savings Deposits                          1,123,319         4,523           1.60         1,255,224      5,258           1.68
     Time Deposits                             1,706,023        19,105           4.44         1,723,469     18,851           4.39
                                              -------------   -----------                   -------------- ----------
Total Deposits                                 3,794,784        30,307           3.17         3,821,904     29,229           3.07
                                                              -----------                                  ----------

Total Borrowings                                 785,760         8,237           4.16           749,421      7,638           4.09
                                              -------------   -----------                   -------------- ----------
Total Interest-Bearing Liabilities             4,580,544        38,544           3.34         4,571,325     36,867           3.23
                                                              ----------- --------------                   ---------- --------------
Non-Interest Bearing Liabilities                 549,645                                        546,792
                                              -------------                                 --------------
Total Liabilities                              5,130,189                                      5,118,117
Stockholders' Equity                           1,029,610                                      1,063,526
                                              -------------                                 --------------
Total Liabilities &
Stockholders' Equity                         $ 6,159,799                                   $  6,181,643
                                              =============                                 ==============

Net interest income                                          $  39,283                                    $ 40,038
                                                              ===========                                  ==========
                                                              ===========                                  ==========
Net interest rate spread                                                         2.53    %                                   2.58  %
                                                                                 ====                                        ====

Net interest-earning assets                  $   703,300                                   $    733,875
                                              =============                                 ==============
Net interest margin (3)                                                          2.97    %                                   3.02  %
                                                                                 ====                                        ====
Ratio of interest-earning assets to
     interest-bearing liabilities                   1.15  x                                        1.16  x


------------------------------------------------------------------------------------------------------------------------------------

(1)  Average   outstanding   balance   amounts   shown   are   amortized   cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)  Annualized net interest income divided by average  interest-earning assets.

The following table summarizes the net interest margin for the previous year, inclusive.

                                                  9/30/07         6/30/07         3/31/07         12/31/06         9/30/06
                                                 3rd Qtr.         2nd Qtr.        1st Qtr.        4th Qtr.         3rd Qtr.
                                                 --------         --------        --------        --------         --------
Interest-Earning Assets:
 Securities                                          4.55%            4.52%           4.45%         4.43%           4.34%
 Net Loans                                           6.24%            6.20%           6.12%         6.08%           6.06%
    Total Interest-Earning Assets                    5.87%            5.81%           5.72%         5.66%           5.61%

Interest-Bearing Liabilities
 Total Deposits                                      3.17%            3.07%           2.92%         2.81%           2.63%
 Total Borrowings                                    4.16%            4.09%           4.26%         3.95%           3.92%
    Total Interest-Bearing Liabilities               3.34%            3.23%           3.18%         3.03%           2.88%

 Interest Rate Spread                                2.53%            2.58%           2.54%         2.63%           2.73%
 Net Interest Margin                                 2.97%            3.02%           3.02%         3.08%           3.17%
 Ratio of Interest-Earning Assets to
    Interest-Bearing Liabilities                     1.15x            1.16x           1.18x         1.18x           1.18x

Average YTD Balance
NET INTEREST MARGIN ANALYSIS

(Unaudited) (Dollars in thousands)                        September 30, 2007                           September 30, 2006
                                              ------------------------------------------    ----------------------------------------
                                                Average                      Average           Average                    Average
                                                Balance        Interest       Yield            Balance        Interest     Yield
                                              ------------------------------------------    ----------------------------------------
Interest-Earning Assets:
     Federal Funds Sold and
Other Short-Term Investments                 $     5,561     $      225          5.40    % $        5,300    $     179        4.51 %
     Investment Securities (1)                   377,502         11,664          4.12             408,933       12,713        4.14
     Securities Available for Sale               785,987         26,876          4.56             960,519       30,623        4.25
     Federal Home Loan Bank Stock                 30,029          1,738          7.74              36,818        1,584        5.75
     Net Loans (2)
Total Mortgage Loans                           2,795,469        125,315          5.98           2,748,999      119,917        5.82
Total Commercial Loans                           554,718         29,880          7.20             386,464       20,318        7.03
Total Consumer Loans                             625,299         29,061          6.21             573,130       25,821        6.02
                                              -------------   ------------                  ---------------   ----------
Total Interest-Earning Assets                  5,174,565        224,759          5.80           5,120,163      211,155        5.51
                                                            --------------    -----------                     ----------     -------

Non-Interest Earning Assets:

     Cash and Due from Banks                      89,151                                           78,271
     Other Assets                                774,700                                          674,975
                                              -------------                                 ---------------
Total Assets                                 $ 6,008,416                                   $    5,873,409
                                              =============                                 ===============

Interest-Bearing Liabilities:
     Demand Deposits                         $   787,590         14,152          2.40    % $      582,891        5,572        1.28 %
     Savings Deposits                          1,207,087         14,757          1.63           1,321,277       13,016        1.32
     Time Deposits                             1,663,651         54,754          4.40           1,515,763       41,319        3.64
                                              -------------   ------------                  ---------------   ----------
Total Deposits                                 3,658,328         83,663          3.06           3,419,931       59,907        2.34
                                             ------------     ----------                      ------------    ----------

Total Borrowings                                 785,636         24,501          4.17             893,110       25,252        3.78
                                              -------------   ------------                  ---------------   ----------
Total Interest-Bearing Liabilities             4,443,964        108,164          3.25           4,313,041       85,159        2.64
                                                              --------------------------                      ---------- -----------
Non-Interest Bearing Liabilities                 528,295                                          513,501
                                              -------------                                 ---------------
Total Liabilities                              4,972,259                                        4,826,542
Stockholders' Equity                           1,036,157                                        1,046,867
                                              -------------                                 ---------------
Total Liabilities &
  Stockholders' Equity                       $ 6,008,416                                   $    5,873,409
                                              =============                                 ===============

Net interest income                                          $  116,595                                      $ 125,996
                                                              ============                                    ==========

Net interest rate spread                                                         2.55    %                                    2.87 %
                                                                                 ====                                         ====
Net interest-earning assets                  $   730,601                                   $      807,122
                                              =============                                 ===============
Net interest margin (3)                                                          3.00    %                                    3.28 %
                                                                                 ====                                         ====
Ratio of interest-earning assets to
  interest-bearing liabilities                      1.16  X                                          1.19 x

------------------------------------------------------------------------------------------------------------------------------------

(1) Average outstanding balance amounts shown are amortized cost.

(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the YTD net interest margin for the previous three years, inclusive.

                                                              Nine Months Ended
                                                   ----------------------------------------
                                                     9/30/07       9/30/06      9/30/05
                                                     -------       -------      -------
 Interest-Earning Assets:
   Securities                                         4.50%         4.26%        3.88%
   Net Loans                                          6.19%         5.98%        5.60%
     Total Interest-Earning Assets                    5.80%         5.51%        5.03%

Interest-Bearing Liabilities:
   Total Deposits                                     3.06%         2.34%        1.63%
   Total Borrowings                                   4.17%         3.78%        3.13%
     Total Interest-Bearing Liabilities               3.25%         2.64%        1.99%

Interest Rate Spread                                  2.55%         2.87%        3.04%
Net Interest Margin                                   3.00%         3.28%        3.35%
Ratio of Interest-Earning Assets to
    Total Interest-Bearing Liabilities                1.16x         1.19x        1.18x